EXHIBIT 2.2

AMENDMENT OF THE SHARE AND LOAN NOTE PURCHASE
AGREEMENT
by and among
PRA INTERNATIONAL,
a Delaware corporation,
as “Buyer Parent,”
COLOMERA INVESTMENTS B.V.,
a Netherlands corporation,
as “Buyer,”
PBR HOLDINGS SA,
a Luxembourg société anonyme,
as “Holdings,”
OTHER PARTIES NAMED HEREIN,
and
PHARMA BIO-RESEARCH METAHOLDINGS B.V.,
a Netherlands corporation,
as the “Company”
Dated: July 21, 2006

AMENDMENT OF THE SHARE AND LOAN NOTE PURCHASE AGREEMENT
     THIS AMENDMENT OF SHARE AND LOAN NOTE PURCHASE AGREEMENT (this “Amendment Agreement”), dated as of July 21, 2006, is made by and among PRA International, a Delaware corporation (“Buyer Parent”), Colomera Investments B.V., a Netherlands corporation (“Buyer”), PBR Holdings SA, a Luxembourg société anonyme, (“Holdings”), Stichting Tulip Management, a Dutch foundation (“stichting”) (“Tulip”), W.J. Drijfhout (“Drijfhout”), J.P.M. Hendriks (“Hendriks”), A. van Vliet (“van Vliet”), P. Hollins (“Hollins”, and, together with Drijfhout, Hendriks, and van Vliet, the “Individual Holders,” and each individually an “Individual Holder,” and together with Holdings, the “Sellers,” and each individually a “Seller”), and Pharma Bio-Research Metaholdings B.V., a Netherlands corporation (the “Company”).
RECITALS
     WHEREAS, on June 18, 2006, the parties hereto entered into as Share and Loan Purchase Agreement (the “Agreement”);
     WHEREAS, it is the intention of the parties that the currently existing IT outsourcing contract between the Company and Cap Gemini Outsourcing be terminated, and in connection therewith the Sellers agree to a reduction of the Aggregate Purchase Price of EUR 375,000, on terms and conditions contained herein; and
      WHEREAS, the parties hereto now wish to make certain amendments to the Agreement.
AGREEMENT
NOW, THEREFORE, the parties hereto agree as follows:

1.1	As used herein and unless otherwise defined in this Amendment Agreement, capitalised terms shall have the same meaning as capitalised terms in the Agreement.

1.2	The following sentence in Article 2.1(c) of the Agreement:

“Upon the terms and subject to the conditions herein, as consideration for the sale of the Loan Notes, Buyer shall pay to Sellers other than Hollins, subject to Sections 2.4 and 2.5, an aggregate amount equal to eighty-four million, nine hundred and ninety-nine thousand, nine hundred euros (€84,999,900) less the sum of the amount of Net Debt (as defined in Section 2.2) and the Unpaid Transaction Costs (such aggregate amount, the “Aggregate Purchase Price”) as follows:”

shall be replaced by and shall, as of the date of this Amendment Agreement read as follows:

“Upon the terms and subject to the conditions herein, as consideration for the sale of the Loan Notes, Buyer shall pay to Sellers other than Hollins, subject to Sections 2.4 and 2.5, an aggregate amount equal to eighty-four million, six hundred and twenty-four thousand, nine hundred euros (€84,624,900) less the sum of the amount of Net Debt (as defined in Section 2.2) and the Unpaid Transaction Costs (such aggregate amount, the “Aggregate Purchase Price”) as follows:”

1.3	A new article 2.9 will be included in the Agreement reading as follows:

“2.9 Restricted Cash. In determining the amount of Net Debt, an amount of EUR 544,537 has not been included in the calculation and has been earmarked as “restricted cash” in view of the fact that Pharma Bio-Research Group B.V. (“PBR Group”) has procured the issuance of a bankguarantee (the “Bankguarantee”) dated 28 November 2005 by Coöperatieve Rabobank Assen-Rolde-Smilde U.A. (“Rabobank Assen”) for the amount of EUR 544,537. The Parties agree that the Sellers shall be permitted to take such action as may be necessary to cancel the Bankguarantee and that upon cancellation or expiry of the Bankguarantee, the Aggregate Purchase Price shall be increased by an amount (the “Restricted Cash Release”) equal to EUR 544,537 minus the aggregate amounts, if any, (i) paid by PBR Group to a Governmental Entity in respect of the matters for which the Bankguarantee serves as a security, ” or (ii) paid by Rabobank Assen under the Bankguarantee. Upon release or expiration of the Bankguarantee, the Buyer and the Buyer Parent shall pay to Holdings for distribution to Sellers in accordance with the proportions as set out in columnn 3 of Part C of Schedule 1, the Restricted Cash Release.”

1.4	Article 11.2 of the Agreement:

“11.2 Cap Gemini Indemnification. Subject to Section 10.1(b) and the applicable limitations set forth in Article XIII, Warrantors shall indemnify and hold Buyer Parent, Buyer, the Company and its Subsidiaries harmless against all actions, claims, demands, liabilities and losses arising in connection with the termination of the currently existing IT outsourcing contract between the Company and Cap Gemini Outsourcing, in so far as the actions, claims, demands, liabilities and losses so arising exceed in the aggregate €300,000.”

shall be replaced by and shall, as of the date of this Amendment Agreement read as follows:

“11.2 Intentionally Omitted.”

1.5	Article 11.3 of the Agreement:

“11.3 Control of Claims. Buyer and Buyer Parent undertake to procure that the Company shall allow Holdings in the name of the Company to take complete control of the conduct, handling and settlement of all claims, demands and actions connected with the termination referred to in Section 11.2 and Buyer and Buyer Parent shall in any event procure that the Company takes all such action as Holdings may reasonably require in relation thereto. The first €50,000 of the costs, fees and expenses reasonably incurred by Holdings in connection with that termination shall be borne by Warrantors and Buyer Parent in equal proportions and Warrantors shall bear any such costs, fees and expenses in excess of €50,000. Warrantors shall be entitled to have released to them from the Retention Escrow Fund an amount equal to any such costs, fees and expenses which Warrantors are required to bear (and in such event the shares of Warrantors in the Retention Escrow Fund shall be reduced in accordance with Section 9.3). The provisions relating to conduct of claims in relation to the subject matter of this clause shall override those of clause 10.4.”

shall be replaced by and shall, as of the date of this Amendment Agreement read as follows:

“11.3 Intentionally Omitted.”

1.6	Article 11.4 of the Agreement:

“11.4 Settlement from Retention Escrow Fund. For the avoidance of doubt, any liability of Warrantors under the indemnities in Sections 11.1 and 11.2 will be settled out of the Retention Escrow Fund as provided in Section 13.1(a)(i).”

shall be replaced by and shall, as of the date of this Amendment Agreement read as follows:

“11.4 Settlement from Retention Escrow Fund. For the avoidance of doubt, any liability of Warrantors under the indemnities in Section 11.1 will be settled out of the Retention Escrow Fund as provided in Section 13.1(a)(i).”

1.7	Article 10.3 of the Agreement:

“10.3 Tax Treatment. Any payments made by the Warrantors to Buyer or Buyer Parent in respect of a Relevant Claim from the Retention Escrow Fund shall be treated for Tax purposes by the parties hereto as a reduction to the Aggregate Purchase Price.”

shall be replaced by and shall, as of the date of this Amendment Agreement read as follows:

“10.3 Tax Treatment. Any payments made by the Warrantors to Buyer or Buyer Parent in respect of a Relevant Claim from the Retention Escrow Fund shall be paid only to the Company.”

1.8	A new article shall be included as article 13.19 which reads as follows:

“13.19 Additional Limitation. Notwithstanding anything to the contrary in the Agreement, Warrantors shall not be jointly and severally liable to pay Buyer an amount equal to any liability of the Company and any of its Subsidiaries in respect of Dutch corporate income Tax with respect to the Pre-Closing Period and the Pre-Closing Partial Period, if such Tax would not have become due but for the Parties entering into this Amendment Agreement, and the execution of the transactions envisaged hereunder, should this reduce or extinguish any Pre-Closing Relief which could otherwise have been applied against such Tax.

1.9	This Amendment Agreement shall form part of the Agreement and as of the date hereof, the Agreement shall be considered to read as amended by this Amendment Agreement.

1.10	The parties intend this Amendment Agreement to be executed as a deed.

1.11	This Amendment Agreement shall be construed and enforced in accordance with the laws of England, without regard to the conflict of law principles that would result in the application of any law other than the laws of England.

     IN WITNESS WHEREOF, the parties hereto have signed and delivered this Agreement as a deed, or caused this Agreement to be duly executed and delivered as a deed on their respective behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

PRA INTERNATIONAL

By:	/s/ Patrick K. Donnelly
Name: Patrick K. Donnelly
Title: Chief Executive Officer

COLOMERA INVESTMENTS B.V.

By:	/s/ Patrick K. Donnelly
Name: Patrick K. Donnelly
Title: Director

PHARMA BIO-RESEARCH METAHOLDINGS B.V.

By:	/s/ Willem Jan Drijfhout
Name: Willem Jan Drijfhout, Ph.D.
Title: Chief Scientific Officer

PBR HOLDINGS SA

By:	/s/ Jonathan Boyes

Name: Jonathan Boyes
Title: Associate

STICHTING TULIP MANAGEMENT

By:	/s/ Jonathan Boyes

Name: Jonathan Boyes
Title: Associate

/s/ W.J. Drijfhout

W.J. Drijfhout

In the presence of:

Witness Signature

Witness Name

Witness Address

/s/ J.P.M. Hendriks

J.P.M. Hendriks

In the presence of:

Witness Signature

Witness Name

Witness Address

/s/ A. van Vliet

A. van Vliet

In the presence of:

Witness Signature

Witness Name

Witness Address

/s/ P. Hollins

P. Hollins

In the presence of:

Witness Signature

Witness Name

Witness Address